UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2014

Horizon Pharma Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-35238	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Adelaide Chambers, Peter Street, Dublin 8, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: 011-353-1-649-8521

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced, on October 23, 2014, Horizon Pharma plc and its wholly-owned subsidiary, Horizon Pharma Inc., (collectively, the “Company”) entered into separate, privately-negotiated conversion agreements with certain holders of the Company’s 5.00% Convertible Senior Notes due 2018 (the “Notes”). On October 27, 2014, the Company entered into conversion agreements on substantially the same terms as the October 23, 2014 conversion agreements with additional holders of the Notes. Under the October 27 conversion agreements, the additional holders agreed to convert an aggregate principal amount of $8.5 million of Notes held by them and the Company agreed to settle such conversions in ordinary shares of Horizon Pharma plc (“ordinary shares”) in accordance with the terms of the indenture governing the Notes. Upon conversion, the Company expects to issue an aggregate of 1,593,498 ordinary shares. In addition, pursuant to the October 27 conversion agreements, Horizon Pharma, Inc. will make an aggregate cash payment of $1.8 million to the additional holders for additional exchange consideration and accrued and unpaid interest.

The additional conversions are expected to close on or about October 31, 2014, subject to customary closing conditions. Immediately following the conversions of the Notes contemplated by the October 23 and October 27 conversion agreements, $80.6 million in aggregate principal amount of the Notes will remain outstanding.

The foregoing description of the conversion agreements is qualified in its entirety by reference to the form of conversion agreement attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on October 24, 2014.

This Current Report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 above is incorporated by reference herein. The issuance of the ordinary shares under the additional conversion agreements is being made pursuant to Section 4(a)(2) of and/or Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), only to investors that qualified as “qualified institutional buyers” (as such terms are defined under the Securities Act).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2014	HORIZON PHARMA PUBLIC LIMITED COMPANY

	By:	/s/ Paul W. Hoelscher
Paul W. Hoelscher
Executive Vice President and Chief Financial Officer